Exhibit 99.1

Hatteras Financial Corp. Announces Third Quarter 2008 Financial Results

For Immediate Release

WINSTON SALEM, N.C. – October 28, 2008 – Hatteras Financial Corp. (NYSE: HTS) (Hatteras or the Company) today announced financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

•	Net Income increased to $1.11 per weighted average share

•	Net return on average equity increased to 21.6%

•	Declared a $1.05 per common share dividend

•	Net interest spread of 2.24%

•	Financed $5 billion agency MBS portfolio

Third Quarter 2008 Results

During the third quarter of 2008, Hatteras earned $1.11 per weighted average share on net income of $29.7 million, compared to $0.88 per weighted average share on net income of $20.4 million during the second quarter. This represents an increase of 26.1% per weighted average share. This increase was generally the result of having a fully invested portfolio for the quarter as compared to the second quarter. The Company completed its initial public offering on April 30, 2008, and had not completed its asset purchases until the start of the third quarter.

Net interest income for the third quarter ended September 30, 2008, was $32.2 million, compared to $22.6 million for the second quarter ended June 30, 2008. The Company incurred $2.5 million of operating expenses in the third quarter, compared to $2.2 million during the second quarter. Both of these increases were also related to the full quarter of operations. Outside of the amount invested, the main factors affecting income were the cost of funds and prepayment rate on the Company’s securities. Repurchase agreement (repo) rates, which historically have been closely correlated with LIBOR, rose towards the end of the quarter as global credit issues caused LIBOR to increase.

A lower than expected principal repayment rate on the Company’s securities reduced the premium amortization expense on a relative basis to the second quarter. The repayment rate was approximately 8 percent as compared to 12 percent from the three months ended June 30. The effect of tighter credit conditions and lack of home price appreciation have kept home sales and refinancings at historically low levels.

The Company’s portfolio was essentially unchanged at September 30 as compared to the end of previous quarter with approximately $5.0 billion of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency MBS) with an average coupon of 5.29%. The annualized yield on average assets was 5.08% for the third quarter, and the annualized cost of funds on the average liabilities (including hedges) was 2.84%. This resulted in an average interest rate spread of 2.24% for the quarter ended September 30, 2008, a decrease of 9 basis points from the quarter ended June 30, 2008 which is a result of higher financing costs at quarter end from an elevated LIBOR and an increase in the interest rate swap positions.

“In the financial world, the third quarter will be remembered for the severe escalation of the credit crisis that began last year” said Michael Hough, Chief Executive Officer. “Even though we seem to operate directly in the headline markets, our tightly defined business strategy enabled Hatteras to continue to operate profitably and efficiently as evidenced by the increase in our earnings and dividend. The U.S. Government conservatorship of Fannie Mae and Freddie Mac has given our securities additional government support that has enabled us to finance our portfolio at favorable interest rates and earn very attractive spreads. The LIBOR disconnect from the Fed Funds rate we have seen during the credit crisis increased over quarter end and has continued into the fourth quarter which has increased our cost of funds. Since quarter end, we have seen some easing of the LIBOR and repo rates, which we hope will continue as the crisis abates. With conditions still in a state of flux we remain cautious in our management approach and continue to focus efforts on securing additional funding sources, which has been the biggest challenge in this unprecedented time of consolidation and reconstruction in the financial markets.”

Dividend

Hatteras declared common dividends of $1.05 per share with respect to the three months ending September 30, 2008, up from $0.75 per share with respect to the period ending June 30, 2008, and $0.17 per share for the quarter ending December 31, 2007. Using the September 30, 2008, closing share price of $22.15 (after adjusting for the dividend), the Company’s stock returned an annualized dividend yield of 18.96% during the third quarter of 2008 versus 13.05% for the second quarter.

Portfolio

The $5.0 billion portfolio of agency MBS at September 30 consisted of 6.7% hybrid ARMs with 36 or less month to reset, 64.0% hybrid ARMs with 37-60 months to reset and 29.3% hybrid ARMs with 61-85 months to reset. Of this total portfolio, 71.2% carries the support of Fannie Mae and 28.8% is supported by Freddie Mac. At September 30, 2008, the weighted-average term to the next interest rate reset date was approximately 58 months, not adjusting for repayments.

During the third quarter of 2008, the expense of amortizing the agency securities’ premium was $1.9 million, compared to $1.7 million during the second quarter of 2008,

reflecting the larger portfolio size. The weighted-average principal pay-down rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the third quarter was 8%, compared to 12% during the second quarter, somewhat offsetting the larger portfolio size.

At September 30, the estimated yield on the portfolio was 5.08%, based on a weighted-average coupon of 5.29% and average amortized cost of $101.23 per $100 of face value. Hatteras seeks to maintain a low average dollar price on its securities, as this makes the estimation of amortization expense more predictable and mitigates the effect of changing rates of principal pay-downs.

Portfolio Financing and Leverage

At September 30, 2008, Hatteras had financed its portfolio with approximately $4.6 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. At September 30, 2008, the weighted-average term to maturity of all repurchase funding was approximately 3 months. Of this amount, $500 million were longer-term repurchase agreements with an estimated average term of 20 months. In addition to using longer-term repurchase financing, the Company uses interest rate swap agreements to hedge against the interest rate risk associated with financing the Company’s portfolio using short term borrowings. At September 30, the Company had entered into interest rate swaps with a notional amount of $1.4 billion. These agreements, which are indexed to the 30-day LIBOR, have an average remaining term of 30 months at an average fixed rate of 3.31%.

One of our repo counterparties, Lehman Brothers, Inc., was taken over by the Securities Investor Protection Corporation on September 19, 2008, thereby defaulting under and terminating the repo. The Company recorded a receivable at September 30 in the amount of $7.1 million from Lehman, which reflects the net value of unreturned collateral held by Lehman. In the event that the Company does not recover the net value of the unreturned collateral, the Company will record a loss in future periods.

The Company’s debt-to-shareholders’ equity ratio at September 30, 2008, was 8.7 to 1 which remains near the lower end of the Company’s 8 – 12 range of target leverage. While the Company’s borrowings did not increase significantly, the change in the leverage ratio from June 30 reflects a decline in equity due to lower values on its assets.

Book Value

The Company’s book value (shareholders’ equity) per common share on September 30, 2008, was $19.69, down $1.27, or 6.06%, from the June 30, 2008 book value of $20.96. The decline in book value during the quarter represents the combination a net decline in the value of the securities portfolio due to volatility in the hybrid ARM market at the end of the quarter and a decrease in the value of the swap positions. Although the value of the Company’s interest rate swaps generally moves in the opposite direction of its assets, the increased recession fears and lower long term interest rate expectations decreased their value along with the asset positions.

Nine Months Results

During the nine months of 2008, Hatteras generated net interest income of $64.5 million. The Company incurred $6.1 million of operating expenses for the period. After deducting operating expenses, Hatteras generated net income of $58.4 million, or $2.81 per diluted share. Annualized return on average equity for the first nine months of 2008 was 17.57%. Book value per common share decreased $0.07 from $19.76 on December 31, 2007, to $19.69 on September 30, 2008. In addition to the IPO shares, the Company issued 6.9 million shares of common stock at a price of $24 per share through a private offering on February 5, 2008, which was accretive to our initial offering price in 2007 of $20 per share.

For the nine months ended September 30, 2008, the annualized yield on average assets during the period was 5.07%, and the annualized cost of funds on the average repurchase balance was 2.95%. This resulted in an average interest rate spread of 2.12%.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on October 29, 2008, to discuss financial results for the third quarter ended September 30, 2008. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 424403. International callers should dial (412) 858-4600. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at Hatteras’ Web site at www.hatfin.com. To listen to the call, please visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on Hatteras’ Web site for 90 days. A digital replay of the call will also be available on October 29, 2008, at approximately 2:00 p.m. EDT through November 13, 2008, at 9 a.m. EST. Dial (877) 344-7529 and enter the conference ID number 424403. International callers should dial (412) 317-0088 and enter the same conference ID number.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest exclusively in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, NC, Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission on February 20, 2008. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For Information:

Kenneth A. Steele, Chief Financial Officer

Hatteras Financial Corp.

(336) 760-9331

Mark Collinson, Partner

CCG Investor Relations

(310) 231-8600 ext. 117

www.ccgir.com

Hatteras Financial Corp.

Phone (336) 760.9331

Fax (336) 760.9391

110 Oakwood Drive, Ste 340

Winston-Salem, NC 27103

www.hatfin.com

– Financial Tables Follow –

Table 1

Hatteras Financial Corp.

Balance Sheets

(Dollars in thousands)
	September 30, 2008		December 31, 2007
Assets	(unaudited	)
Mortgage-backed securities, at fair value (including pledged assets of $4,821,476 and $1,540,718 at September 30, 2008 and December 31, 2007, respectively)	$4,974,648		$1,619,290
Cash and cash equivalents	97,905		18,442
Restricted cash	11,751		—
Accrued interest receivable	28,520		8,556
Principal payment receivable	9,743		—
Interest rate hedge asset	6,230		—
Other assets	7,859		100

Total assets	$5,136,656		$1,646,388

Liabilities and shareholders’ equity
Repurchase agreements	$4,569,262		$1,475,512
Accrued interest payable	7,099		5,197
Interest rate hedge liability	3,987		—
Dividend payable	28,116
Accounts payable and other liabilities	972		323

Total liabilities	4,609,436		1,481,032

Shareholders’ equity:
Preferred Stock, $.001 par value, 10,000,000 shares authorized, none outstanding at June 30, 2008 and December 31, 2007	—		—
Common stock, $.001 par value, 100,000,000 shares authorized, 26,777,207 and 8,368,037 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	27		8
Additional paid-in capital	572,307		157,249
Retained earnings	3,297		1,248
Accumulated other comprehensive (loss)/income	(48,411)		6,851

Total shareholders’ equity	527,220		165,356

Total liabilities and shareholders’ equity	$5,136,656		$1,646,388

Table 2

Hatteras Financial Corp.

Statements of Income

(Dollars in thousands, except per share amounts)	Three months Ended September 30, 2008 (Unaudited)	Nine months Ended September 30, 2008 (Unaudited)	Period from September 19, 2007 (Date of Inception) to December 31, 2007
Interest income:
Interest income on mortgage-backed securities	$65,106	$133,146	$6,718
Interest income on short-term cash investments	371	1,823	578

Interest income	65,477	134,969	7,296

Interest expense	33,251	70,460	5,332

Net interest income	32,226	64,509	1,964

Operating expenses:
Management fee	1,794	4,291	367
Share based compensation	296	894	203
General and administrative	416	888	146

Total operating expenses	2,506	6,073	716

Net income	$29,720	$58,436	$1,248

Earnings per share—common stock, basic and diluted	$1.11	$2.81	$0.15

Dividends per share	$1.05	$2.54	$—

Weighted average shares outstanding	26,777,037	20,825,468	8,368,037

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

	Three months ending
	September 30, 2008	June 30, 2008	March 31,2008
Average MBS	$5,141,952	$3,382,343	$1,952,718
Average Repurchase Agreements	$4,678,382	$3,083,103	$1,779,171
Average Equity	$549,310	$508,338	$271,477
Average Portfolio Yield	5.08%	5.03%	5.23%
Average Cost of Funds	2.84%	2.70%	3.68%
Interest Rate Spread	2.24%	2.33%	1.55%
Return on Average Equity	21.64%	16.05%	12.26%
Average Annual Portfolio Repayment Rate	8.36%	12.37%	15.42%
Debt to Equity (at period end)	8.7:1	7.8:1	8.3:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of September 30, 2008

(Amounts are unaudited and subject to change)

	MBS	Gross	Gross
( In Thousands)	Amortized Cost	Unrealized Loss	Unrealized Gain	Estimated Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$3,580,010	$(38,696)	$2,005	$3,543,318	71.2%
Freddie Mac Certificates	1,446,172	(15,449)	606	1,431,330	28.8%

Total MBS	$5,026,182	$(54,145)	$2,611	$4,974,648

(dollars In thousands) Months to Reset	% of Portfolio	Current Face value	Weighted Avg. Coupon	Weighted Avg. Amortized Purchase Price	Market Value
0-36	6.7%	335,082	5.16%	101.18	$336,529
37-60	64.0%	3,176,069	5.30%	101.25	$3,190,717
61-85	29.3%	1,454,126	5.29%	101.18	$1,447,401

Total MBS	100.0%	$4,965,277	5.29%	101.23	$4,974,648

Table 5

Repo Borrowings September 30, 2008

(Amounts are unaudited and subject to change)

		Weighted Average Contractual Rate
(in thousands)	Balance
Within 30 days	$4,069,262	3.23%
30 days to 3 months	—	—
3 months to 36 months	500,000	3.15%

	$4,569,262	3.23%

Repurchase Lines Outstanding as of September 30, 2008

Purchase Agreement Counterparties	Amount Outstanding ($000)	Percent of Total Amount Outstanding
Barclays Capital Inc.	$568,890	12.5%
Bank of America Securities, LLC	523,915	11.5%
Citigroup Global Markets Inc.	500,000	10.9%
Deutsche Bank Securities Inc.	464,929	10.2%
Credit Suisse Securities (USA) LLC	454,596	9.9%
BNP Paribas Securities Corp	447,669	9.8%
Morgan Stanley & Co. Incorporated	447,360	9.8%
South Street Securities LLC	435,704	9.5%
Merrill Lynch Government Securities Inc.	270,057	5.9%
Greenwich Capital Markets, Inc.	263,832	5.8%
Cantor Fitzgerald & Co.	192,310	4.2%

Total	$4,569,262	100.0%

Table 6

Hatteras Swap Portfolio as of September 30, 2008

(in thousands)	Notional Amount	Beginning Date	Ending Date	Remaining Term in Months	Fixed Interest Rate in Contract
Counterparty
Merrill Lynch Capital Services, Inc.	50,000	2/13/2008	5/20/2010	20	2.67%
Merrill Lynch Capital Services, Inc.	50,000	2/7/2008	5/31/2010	20	2.69%
J. P. Morgan Chase	100,000	1/31/2008	7/30/2010	22	2.85%
Credit Suisse International	100,000	7/31/2008	9/30/2010	24	3.43%
Bank of America, N.A.	100,000	5/30/2008	11/30/2010	26	3.29%
Credit Suisse International	100,000	6/30/2008	12/31/2010	27	3.86%
Credit Suisse International	100,000	6/30/2008	1/31/2011	28	3.89%
Deutsche Bank AG	100,000	8/29/2008	2/28/2011	29	3.27%
Bank of America, N.A.	100,000	3/4/2008	3/31/2011	30	2.75%
Bank of America, N.A.	100,000	4/21/2008	4/20/2011	31	2.80%
Merrill Lynch Capital Services, Inc.	100,000	5/30/2008	5/31/2011	32	3.46%
Deutsche Bank AG	100,000	7/2/2008	6/30/2011	33	3.76%
Merrill Lynch Capital Services, Inc.	100,000	5/13/2008	8/31/2011	36	3.26%
Deutsche Bank AG	100,000	7/21/2008	10/20/2011	37	3.75%
Deutsche Bank AG	100,000	1/30/2009	11/30/2011	39	3.34%
	$1,400,000		weighted average	30	3.31%